Exhibit 10.6

June 25, 2021

Timothy Hoey

c/o Tenaya Therapeutics, Inc.

Re: Confirmatory Employment Letter

Dear Tim:

This confirmatory employment letter agreement (the “Agreement”) is entered into between you and Tenaya Therapeutics, Inc. (the “Company” or “we”), effective as of the effective date of the Company’s registration statement relating to the Company’s initial public offering (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date.

1. Title; Position. You will continue to serve as the Company’s Chief Scientific Officer. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Company’s Chief Executive Officer.

2. Location. You will perform your duties from the Company’s corporate offices located in South San Francisco, California (with the exception of the period during which any shelter-in-place order, quarantine order, or similar work-from-home requirement affecting your ability to work at the Company’s corporate offices remains in effect), subject to customary travel as reasonably required by the Company and necessary to perform your job duties.

3. Base Salary. Your annual base salary is currently $385,000.00 (“Salary) which is payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your Salary will be subject to review and adjustment from time to time by our Board or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

4. Annual Bonus. You will remain eligible to participate in the Annual Bonus Program and your target bonus payout is 30% of your base salary. The amount of this bonus will be determined in the sole discretion of the Board and may be based, in part, on the performance of the Company during the calendar year along with management’s assessment of your contribution to Company goal achievement. The bonus is not earned until paid and no achieved amount of the bonus will be paid if your employment terminates for any reason prior to the payment date.

5. Equity Awards. You will be eligible to receive awards of stock options or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

6. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in all Company-sponsored benefits currently and hereafter maintained by the Company for the benefit of the Company’s senior executives, subject to the satisfaction of any eligibility requirements. You should note that the Company may modify salaries and benefits from time-to- time as it deems necessary.

7. Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”). Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you could be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.

8. Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement dated July 7, 2017 entered into between you and the Company (the “Confidentiality Agreement”) still apply.

9. At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any parent, subsidiary, or affiliate of the Company. Your employment with the Company is and will continue to be at-will, as defined under applicable law. This Agreement and any provisions under it will not interfere with or limit in any way your or the Company’s right to terminate your employment relationship with the Company at any time, with or without cause, to the extent permitted by applicable laws.

10. Protected Activity Not Prohibited. The Company and you acknowledge and agree that nothing in this Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. In addition, nothing in this Agreement is intended to limit employees’ rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.

11. Miscellaneous. This Agreement, together with the Confidentiality Agreement, the Severance Agreement and the stock options granted to you by the Company under its 2017 Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement will be governed by the laws of the State of Colorado but without regard to the conflict of law provision. This Agreement may be modified only by a written agreement signed by a duly authorized officer of the Company (other than yourself) and you.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the undersigned.

Sincerely,

TENAYA THERAPEUTICS, INC.

By:	/s/ Faraz Ali
	Name:	Faraz Ali
	Title:	Chief Executive Officer

Date:	6/29/2021

Agreed to and accepted:

/s/ Tim Hoey
Timothy Hoey

Date:	6/30/2021

Appendix A

Section 7 of the Defend Trade Secrets Act of 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”